Exhibit 4.7

BROCKINGTON SECURITIES, INC.
2805 Veterans Highway  #1
Ronkonkoma, NY 11779
Member NASD/SIPC

February 27, 2003

Availent Financial, Inc.
2720 Stemmons Freeway
South Tower, Suite 600
Dallas, Texas 75207

Attn: Patrick A. McGeeney, President

FINANCIAL SERVICES AGREEMENT

Gentlemen:

The purpose of this letter is to confirm the engagement of Brockington Securities, Inc. (“BSI”) by Availent Financial, Inc., a Delaware corporation (“AVFL”), as a non-exclusive provider of financial advisory services, including, without limitation, investment banking services.

1. Services. BSI will, for the term of this Financial Services Agreement (this “Agreement”), hold itself available to AVFL and provide to AVFL, upon the request of AVFL, financial advisory services to AVFL, including, without limitation, (a) by identifying and/or evaluating strategic and financial transactions for and/or on behalf of AVFL, (b) by structuring acquisitions of and/or by AVFL for and/or on behalf of AVFL, (c) by rendering fairness opinions for and/or on behalf of AVFL, if appropriate in the sole and absolute discretion of AVFL, (d) investment banking services and similar corporate financing transaction services, and (e) by placing at the disposal of AVFL the judgment and experience of BSI and by providing business development services to AVFL including, without limitation, (i) evaluation of AVFL’s prospects as a candidate for consolidation, merger, or acquisition into or with another entity or entities and (ii) evaluation of financial matters and assistance in financial arrangements and investment banking, and transactions, including, without limitation, assistance and advice with regard to public financings, mergers and acquisitions, and private funding transactions (collectively, the “Services”); provided, however, that it is expressly agreed and understood that BSI shall not participate in any fund raising activities for or on behalf of AVFL or engage in any other acts or practices for or on behalf of AVFL that would cause BSI to fail to comply with any NASD regulations or otherwise become subject to any sanctions by the NASD.

2. Compensation. AVFL shall pay BSI as full compensation for the Services and BSI shall accept as full compensation for the Services 30,000 shares of restricted common stock of AVFL (“Common Stock”), par value $0.01 per share, with piggyback registration rights for the Shares pursuant to and in accordance with a registration rights agreement customary in form and satisfactory to and prepared by AVFL, and a $5,000 cash payment payable by AVFL to BSI.

3. Term and Termination. BSI’s engagement hereunder shall be for a term of one (1) year commencing on the date of this Agreement and expiring on the first anniversary date of this Agreement (the “Term”) unless terminated earlier by either party to this Agreement in accordance with this Section 3. BSI’s engagement hereunder may be terminated by either party to this Agreement at any time for any reason or no reason upon thirty (30) days’ prior written notice to the other party; provided, however, that no compensation shall be payable pursuant to Section 2 of this Agreement if (i) BSI fails for any reason to provide the Services or (ii) this Agreement is terminated by BSI for any reason or no reason prior to the first anniversary date of this Agreement.

4. Status of BSI. Nothing in this Agreement shall be construed as granting BSI any express or implied right or authority to create any obligation for, on behalf of, or in the name of AVFL or to bind AVFL in any manner whatsoever. BSI is not an agent or employee of AVFL. BSI is an independent contractor of AVFL. The terms of any transaction or agreement between AVFL and any other party must be acceptable to AVFL in its sole and absolute discretion. AVFL has no obligation to enter into any transaction agreement with any party.

5. Control. Nothing contained herein shall be deemed to require AVFL to take any action contrary to its certificate of incorporation or bylaws or any other contract, agreement, or obligation existing as of the date of this Agreement or any applicable statute or regulation or to deprive the board of directors of AVFL of its responsibility for, or authority over, the business and affairs of AVFL.

6. Confidential Information. In the course of providing services to AVFL pursuant to this Agreement, information may be disclosed to BSI by AVFL which is regarded as confidential and/or proprietary by AVFL (collectively, “Confidential Information”). Confidential Information includes, without limitation, documents, data, memoranda, notes and other information, products, processes, customers, equipment and other assets, financial statements, programs, prices, costs, development plans, manufacturing, marketing, research and development, and technology. BSI agrees to maintain, and to cause its representatives and its affiliates to maintain, the confidentiality of all such Confidential Information obtained from AVFL at all times during and after the Term. BSI agrees to promptly return to AVFL, following the expiration or earlier termination of this Agreement, or upon the earlier request by AVFL, all Confidential Information and all copies of any documents, items, or materials pertaining to any Confidential Information. Said shall be the property of AVFL at all times and shall not be used for any other work by BSI nor shall BSI permit such use by others. BSI agrees that it will not disclose any Confidential Information without the prior express written consent of AVFL and unless such party has executed and delivered a written confidentiality agreement acceptable to AVFL. Any information concerning AVFL or concerning the existence of or progress of any discussions or negotiations between AVFL and any party, including BSI, shall be held in strict confidence by BSI. BSI shall make no public announcement or release or comment to a representative of the media with respect to any such discussions or negotiations without the prior express written consent of AVFL.

7. Representations and Warranties of BSI. BSI represents and warrants to AVFL that (a) BSI is a securities broker-dealer duly licensed and registered pursuant to federal and state securities laws rules and regulations, (b) BSI has the authority and ability to provide the Services, and (c) BSI is a member in good standing with the NASD and is in good standing with all states within which it is registered to conduct securities business.

8. Representations and Warranties of AVFL. AVFL represents and warrants that it has the authority to enter into this agreement; that the agreement does not contravene any legitimate corporate purpose; and that it has authorized an officer of AVFL to execute this agreement.

9. Other Consultants/Financial Advisors. BSI acknowledges and agrees that AVFL has retained, is retaining, and/or may retain other consultants, financial advisors, and investment bankers.

10. Jurisdiction and Venue. This Agreement is made pursuant to, shall be construed under, and shall be conclusively deemed for all purposes to have been executed, delivered, and performed under the laws of the State of Texas without reference to principles of conflicts of laws.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one instrument.

12. Notice. Any notice hereunder shall be sent to AVFL and BSI at their respective addresses set forth above. Any notice shall be given through registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by providing written notice to the other of such change of address in the manner herein provided.

13. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior discussions, correspondence, agreements, and undertakings between the parties with respect to such subject matter whether oral or written. This Agreement may not be amended or modified except in a writing signed by each of the parties hereto.

14. No Assignment. Neither party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of the other party. Any such attempted assignment shall be null and void ab initio.

15. Severability. If any provision of this Agreement conflicts with any law, rule or regulation of any federal, state, or self-regulatory organization, including the Securities and Exchange Commission, the blue sky laws of any state, the National Association of Securities Dealers, Inc., or any other governmental authority having jurisdiction over the activities or services described herein, then AVFL and BSI shall amend this Agreement to bring any affected provision into compliance with such law, rule, and/or regulation.

Remainder of Page Intentionally Left Blank.
Signature Page to Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the date first above written.

Brockington Securities, Inc.

By:	/s/ ROBERT DELVECCH
Name:	Robert Delvecch
Title:	Pres/CEO

Availent Financial, Inc.

By:	/s/ PATRICK A. McGEENEY
Name:	Patrick A. McGeeney
Title:	President